State of Delaware
Secretary of State
Division of Corporations
Delivered 03:32 PM 06/01/2009
FILED 03:26 PM 06/01/2009
SRV 090573534 — 4693387 FILE
CERTIFICATE OF INCORPORATION
OF
BREITBURN FINANCE CORPORATION
     FIRST: The name of the corporation is BreitBurn Finance Corporation.
     SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
     FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock of the par value of One Cent ($.01) per share.
     FIFTH: The name of the incorporator is Gregory C. Brown and his mailing address is c/o BreitBurn Management Company, LLC, 515 South Flower Street, 48th Floor, Los Angeles, California 90071.
     SIXTH: The name and mailing address of the initial directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and have qualified, are as follows:

Name	Address
Halbert S. Washburn	515 South Flower Street, 48th Floor
Los Angeles, California 90071

Randall H. Breitenbach	515 South Flower Street, 48th Floor
Los Angeles, California 90071
The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws of the corporation. Election of directors need not be by written ballot.
     SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.
     EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.
     NINTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     TENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation or bylaws of the corporation, from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of this corporation by this certificate of incorporation or any amendment hereof are subject to such right of the corporation.
     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of June, 2009.

/s/ Gregory C. Brown
Gregory C. Brown, Incorporator